UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

May 17, 2011
Date of Report (Date of earliest event reported)

CHINA ELECTRIC MOTOR, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-53017	26-1357787
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Sunna Motor Industry Park
Jian’an, Fuyong Hi-Tech Park
Baoan District
Shenzhen, Guangdong 518103
People’s Republic of China
 (Address of principal executive offices, including zip code)

+86-755-8149-9969
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 18, 2011, China Electric Motor, Inc. (the “Company”) received a letter dated May 17, 2011 (the “Nasdaq Letter”) from the Nasdaq Listing Qualifications Staff (“Nasdaq Staff”), informing the Company Nasdaq Staff’s determination that the continued listing of the Company’s securities on Nasdaq is no longer warranted due to the following: (i) the Company’s failure to meet the continued listing criteria pursuant to Nasdaq Listing Rule 5001 based on public interest concerns; (ii) the Company does not currently meet the majority independent board requirement and the audit committee composition requirements as set forth in Nasdaq Listing Rules 5605(b)(1) and 5605(c)(2) respectively; and (iii) the Company has failed to file with the Securities and Exchange Commission (the “SEC”) its Annual Report on Form 10-K for the period ended December 31, 2010 as required by Nasdaq Listing Rule 5250(c)(1).

Pursuant to the Nasdaq Letter, the Company may request for a hearing and appeal Nasdaq Staff’s determination.  If such request by the Company is not received by Nasdaq Hearings Department by 4:00 p.m. Eastern Time on May 24, 2011, the trading of the Company’s common stock will be suspended at the opening of business on May 26, 2011, and a Form 25-NSE will be filed by Nasdaq with the SEC, which will remove the Company’s securities from listing and registration on The Nasdaq Stock Market.  The Company’s securities may become eligible to trade on the OTC Bulletin Board or in the “Pink Sheets” thereafter, if a market maker makes application to register in and quote the security in accordance with SEC Rule 15c2-11 and such application is cleared.  The Company intends to make a hearing request and attempt to resolve the listing deficiency.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA ELECTRIC MOTOR, INC.

Dated: May 20, 2011	By:	/s/ Yue Wang
Yue Wang
Chief Executive Officer